Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
702-567-7000
Ameristar Casinos reports 1Q 2011 results
•	First Quarter Consolidated Net Revenues Increased $6.1 Million (2.0%) Year Over Year to $308.7 Million

•	First Quarter Consolidated Adjusted EBITDA Improved $11.2 Million (13.2%) Year Over Year to $96.4 Million

•	First Quarter Consolidated Adjusted EBITDA Margin Improved 3.1 Percentage Points Year Over Year to 31.2%

•	First Quarter Adjusted EPS Improved by $0.23 Year Over Year to $0.41

•	EPS Accretion Expected From Refinancing and Stock Repurchase Completed in April
LAS VEGAS, Wednesday, May 4, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the first quarter of 2011.
“The first quarter of 2011 produced our best overall financial performance in the last two years,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “During the first quarter of this year, we achieved year-over-year growth in all of our key financial metrics: net revenues, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. We find it very encouraging that all our properties improved year over year in Adjusted EBITDA and Adjusted EBITDA margin. Additionally, the first quarter of 2011 represented the third consecutive quarter with year-over-year net revenue growth and the second consecutive quarter with year-over-year Adjusted EPS growth. We believe the quality of our operations, marketing and facilities have contributed significantly to our success.”

Please refer to the tables beginning on page 10 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Consolidated net revenues for the first quarter improved year over year by $6.1 million, to $308.7 million. All our properties either improved year-over-year net revenues or remained steady with the exception of Ameristar St. Charles, which faced new competition commencing in early March 2010. For the quarter ended March 31, 2011, promotional allowances decreased $2.3 million (3.2%) from the prior-year first quarter. Promotional costs were reduced as a percentage of gross gaming revenues at each property, with an overall decrease from 23.0% in the first quarter of 2010 to 22.1% in the first quarter of 2011.
We generated operating income of $62.6 million in the first quarter of 2011, compared to operating income of $52.8 million in the same period in 2010. During the first quarter of 2011, consolidated Adjusted EBITDA increased 13.2% over the prior-year quarter, to $96.4 million. Consolidated Adjusted EBITDA margin improved from 28.1% in the first quarter of 2010 to 31.2% in the current-year first quarter, representing the highest consolidated Adjusted EBITDA margin since our acquisition of the East Chicago property in September 2007.
For the quarter ended March 31, 2011, net income of $21.8 million represented an increase of $11.2 million (104.6%) over the same period in 2010. Adjusted EPS was $0.41 for the quarter ended March 31, 2011, compared to $0.18 for the 2010 first quarter. The increase in Adjusted EPS from the prior-year first quarter was primarily attributable to Adjusted EBITDA growth and decreased interest expense resulting from the termination of our interest rate swap agreements and approximately $159 million in net debt repayments since March 31, 2010.
“We are extremely pleased with the growth demonstrated in Ameristar’s first quarter financial results, especially considering the year-over-year market contraction in each of our markets other than St. Louis and the fact that we did not reach the anniversary of the new competitor in the St. Louis market until March,” said Kanofsky. “Ameristar St. Charles is weathering the new competition well, with improvements in net revenues and Adjusted EBITDA on a sequential basis for the third consecutive quarter. Additionally, Ameristar East Chicago continued to show strength in overcoming the Cline Avenue bridge closure by achieving significant year-over-year improvement in all key financial metrics.”
Additional Financial Information
Debt. At March 31, 2011, our outstanding debt was $1.49 billion. Net repayments in the first quarter of 2011 totaled $45.0 million. Prior to the refinancing closing on April 14, 2011 described below, we repaid an additional $15.0 million of debt on a net basis in the second quarter of 2011.
Interest Expense. For the first quarter of 2011, net interest expense was $25.1 million, compared to $34.4 million in the prior-year first quarter. The decrease is due mostly to the July 2010 expiration of our two interest rate swap agreements and a lower overall debt balance.
Capital Expenditures. For the first quarters of 2011 and 2010, capital expenditures were $10.9 million and $12.4 million, respectively.
Dividend. During the first quarter of 2011, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on March 15, 2011.
Significant Transactions Completed in April 2011
On April 14, 2011, we obtained $2.2 billion of new debt financing, including the issuance of $800.0 million principal amount of 7.50% senior unsecured notes due 2021 and a $1.4 billion senior secured credit facility. The credit facility consists of (i) a $200 million A term loan that was fully borrowed at closing and matures in 2016, (ii) a $700 million B term loan that was fully borrowed at closing and matures in 2018 and (iii) a $500 million revolving loan facility, $368 million of which was borrowed at closing and which matures in 2016. Upon the satisfaction of certain conditions, we will have the option to increase the total amount available under the credit facilities by up to the greater of an additional $200 million and an amount determined by reference to our total net leverage ratio.
Proceeds from the refinancing were used to (i) repurchase our outstanding 9 1/4% senior notes due 2014 tendered pursuant to the tender offer announced on March 29, 2011,

including payment of the tender premium and accrued interest, (ii) prepay and permanently retire all of the indebtedness under our previous senior secured credit facilities, (iii) repurchase 26,150,000 shares of our common stock from the Estate of Craig H. Neilsen at $17.50 per share for a total of $457.6 million and (iv) pay related fees and expenses. We currently have approximately $128 million of borrowing availability under the undrawn portion of the revolving loan facility.
Outlook
“We believe the quality and strength of our operations have driven our positive financial trends over the last year and will further strengthen our prospects for top-line and bottom-line growth,” added Kanofsky. “The debt restructuring extended the maturity of all our debt, reduced our weighted-average interest rate, resulted in more favorable covenants and provides us with flexibility for growth through acquisitions or development projects. Additionally, the repurchase of 45% of our outstanding shares of common stock and an estimated increase of only $6 million in annualized interest expense at current interest rates is expected to provide immediate accretion to earnings per share and free cash flow per share, excluding certain one-time costs.”
In the second quarter of 2011, we currently expect:
•	depreciation to range from $26.0 million to $27.0 million.

•	interest expense, net of capitalized interest, to be between $25.0 million and $26.0 million, including non-cash interest expense of approximately $1.7 million.

•	the combined state and federal income tax rate to be in the range of 42% to 43%.

•	capital spending of $10 million to $15 million.

•	non-cash stock-based compensation expense of $4.5 million to $5.0 million.
As a result of the recent debt restructuring, and based on current interest rates, we now expect full year 2011 interest expense, net of capitalized interest, to be between $104 million and $109 million, representing an increase from the previously announced range of $98 million to $103 million. Non-cash interest expense for the full year 2011 is now expected to be approximately $7 million, which is a decrease from the previously issued guidance of approximately $9 million.

Conference Call Information
We will hold a conference call to discuss our first quarter results on Wednesday, May 4, 2011 at 11 a.m. EDT. The call may be accessed live by dialing toll-free 888-708-5699 domestically, or 913-312-1500, and referencing pass code number 8771737. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 2 p.m. EDT, May 4, 2011 until 11:59 p.m. EDT, May 18, 2011. To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Hotel East Chicago (Chicagoland area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUES:
Casino	$317,121	$314,539
Food and beverage	35,169	33,261
Rooms	19,203	19,387
Other	7,222	7,729

	378,715	374,916
Less: promotional allowances	(69,972)	(72,297)

Net revenues	308,743	302,619

OPERATING EXPENSES:
Casino	134,726	135,540
Food and beverage	15,570	16,458
Rooms	3,880	4,558
Other	2,603	3,249
Selling, general and administrative	63,036	62,399
Depreciation and amortization	26,444	27,612
Net (gain) loss on disposition of assets	(129)	52

Total operating expenses	246,130	249,868

Income from operations	62,613	52,751

OTHER INCOME (EXPENSE):
Interest income	2	112
Interest expense, net of capitalized interest	(25,055)	(34,440)
Other	454	421

INCOME BEFORE INCOME TAX PROVISION	38,014	18,844
Income tax provision	16,168	8,166

NET INCOME	$21,846	$10,678

EARNINGS PER SHARE:
Basic	$0.37	$0.18

Diluted	$0.37	$0.18

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	58,322	57,811

Diluted	59,634	58,891

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
Balance sheet data
Cash and cash equivalents	$88,755	$71,186
Total assets	$2,048,359	$2,061,542
Total debt, net of discount of $9,658 and $10,315	$1,485,452	$1,529,798
Stockholders’ equity	$376,037	$351,020

	Three Months Ended March 31,
	2011	2010
Consolidated cash flow information
Net cash provided by operating activities	$81,626	$69,786
Net cash used in investing activities	$(12,073)	$(16,571)
Net cash used in financing activities	$(51,984)	$(41,407)

Net revenues
Ameristar St. Charles	$68,100	$70,309
Ameristar Kansas City	57,104	54,624
Ameristar Council Bluffs	41,561	38,926
Ameristar Black Hawk	36,881	36,954
Ameristar Vicksburg	31,334	30,651
Ameristar East Chicago	58,764	56,020
Jackpot Properties	14,999	15,135

Consolidated net revenues	$308,743	$302,619

Operating income (loss)
Ameristar St. Charles	$18,644	$17,818
Ameristar Kansas City	16,940	14,277
Ameristar Council Bluffs	14,774	11,929
Ameristar Black Hawk	8,428	7,673
Ameristar Vicksburg	11,481	10,086
Ameristar East Chicago	7,592	4,599
Jackpot Properties	3,654	2,986
Corporate and other	(18,900)	(16,617)

Consolidated operating income	$62,613	$52,751

Adjusted EBITDA
Ameristar St. Charles	$25,299	$24,410
Ameristar Kansas City	20,668	18,010
Ameristar Council Bluffs	16,662	14,743
Ameristar Black Hawk	13,297	12,781
Ameristar Vicksburg	15,104	14,102
Ameristar East Chicago	11,889	8,542
Jackpot Properties	5,041	4,543
Corporate and other	(11,600)	(11,978)

Consolidated Adjusted EBITDA	$96,360	$85,153

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Operating income margins (1)
Ameristar St. Charles	27.4%	25.3%
Ameristar Kansas City	29.7%	26.1%
Ameristar Council Bluffs	35.5%	30.6%
Ameristar Black Hawk	22.9%	20.8%
Ameristar Vicksburg	36.6%	32.9%
Ameristar East Chicago	12.9%	8.2%
Jackpot Properties	24.4%	19.7%
Consolidated operating income margin	20.3%	17.4%

Adjusted EBITDA margins (2)
Ameristar St. Charles	37.1%	34.7%
Ameristar Kansas City	36.2%	33.0%
Ameristar Council Bluffs	40.1%	37.9%
Ameristar Black Hawk	36.1%	34.6%
Ameristar Vicksburg	48.2%	46.0%
Ameristar East Chicago	20.2%	15.2%
Jackpot Properties	33.6%	30.0%
Consolidated Adjusted EBITDA margin	31.2%	28.1%

(1)	Operating income margin is operating income as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.
Three Months Ended March 31, 2011

			Impairment
			Loss and			Non-
		Depreciation	(Gain) Loss on		Deferred	Operational
	Operating	and	Disposition of	Stock-Based	Compensation	Professional
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Fees	Adjusted EBITDA

Ameristar St. Charles	$18,644	$6,486	$4	$165	$—	$—	$25,299
Ameristar Kansas City	16,940	3,657	(41)	112	—	—	20,668
Ameristar Council Bluffs	14,774	1,908	(134)	114	—	—	16,662
Ameristar Black Hawk	8,428	4,772	(29)	126	—	—	13,297
Ameristar Vicksburg	11,481	3,481	(2)	144	—	—	15,104
Ameristar East Chicago	7,592	4,122	71	104	—	—	11,889
Jackpot Properties	3,654	1,271	2	114	—	—	5,041
Corporate and other	(18,900)	747	—	2,391	599	3,563	(11,600)

Consolidated	$62,613	$26,444	$(129)	$3,270	$599	$3,563	$96,360

Three Months Ended March 31, 2010

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Adjusted EBITDA

Ameristar St. Charles	$17,818	$6,413	$16	$163	$—	$24,410
Ameristar Kansas City	14,277	3,647	(44)	130	—	18,010
Ameristar Council Bluffs	11,929	2,703	—	111	—	14,743
Ameristar Black Hawk	7,673	4,987	—	121	—	12,781
Ameristar Vicksburg	10,086	3,859	14	143	—	14,102
Ameristar East Chicago	4,599	3,876	(12)	79	—	8,542
Jackpot Properties	2,986	1,365	78	114	—	4,543
Corporate and other	(16,617)	762	—	3,329	548	(11,978)

Consolidated	$52,751	$27,612	$52	$4,190	$548	$85,153

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following table sets forth a reconciliation of consolidated net income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended March 31,
	2011	2010
Net income	$21,846	$10,678
Income tax provision	16,168	8,166
Interest expense, net of capitalized interest	25,055	34,440
Interest income	(2)	(112)
Other	(454)	(421)
Net (gain) loss on disposition of assets	(129)	52
Depreciation and amortization	26,444	27,612
Stock-based compensation	3,270	4,190
Deferred compensation plan expense	599	548
Non-operational professional fees	3,563	—

Adjusted EBITDA	$96,360	$85,153

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)
     The following table sets forth a reconciliation of diluted earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended March 31,
	2011	2010
Diluted earnings per share (EPS)	$0.37	$0.18
Non-operational professional fees	0.04	—

Adjusted diluted earnings per share (Adjusted EPS)	$0.41	$0.18

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.
Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.
Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense and non-operational professional fees. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income and net income, based upon GAAP.
Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of non-operational professional fees. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
###